Exhibit 99.1

Bristol-Myers Squibb Reports Strong Sales, Earnings Performance in First Quarter

•	Double-digit Sales Growth Led by the Performance of PLAVIX® and the Virology Franchise

•	Operating Margin Improvement Driven by Sales and Productivity

•	GAAP EPS From Continuing Operations Increases 30% Compared to First Quarter 2009; Non-GAAP EPS From Continuing Operations Increases 33%

•	Company Updates 2010 GAAP EPS Guidance Range to $1.84 to $1.94; Non-GAAP EPS Guidance Range to $2.10 to $2.20

(NEW YORK, April 29, 2010) – Bristol-Myers Squibb Company (NYSE: BMY) today reported strong sales and earnings growth for the first quarter of 2010.

“Double-digit growth for both sales and earnings per share marks a very positive start to the year for our company,” said Lamberto Andreotti, CEO-designate, Bristol-Myers Squibb. “While we remain clearly committed to productivity, we are also focused on giving maximum priority to driving sales growth.”

“The challenges of an increasingly complex business environment, now including U.S. health care reform, can be addressed successfully through a sustainable pipeline. I am excited about the portfolio of products we have in development and look forward to key clinical data for many of them being presented in the next few months,” Andreotti added.

Phase III results for ipilimumab in metastatic melanoma and SPRYCEL® for the first-line treatment of chronic myeloid leukemia have been accepted for presentation by the American Society of Clinical Oncology. Results of a Phase III study of dapagliflozin for the treatment of Type 2 diabetes are planned for presentation at the American Diabetes Association scientific sessions. New data for belatacept will be presented at the American Transplant Congress.

	First Quarter
$ amounts in millions, except per share amounts
	2010	2009	Change

Net Sales	$4,807	$4,322	11%
Net Earnings Per Common Share — Diluted	0.43	0.32	34%
GAAP Diluted EPS From Continuing Operations	0.43	0.33	30%
Non-GAAP Diluted EPS From Continuing Operations	0.56	0.42	33%

FIRST QUARTER FINANCIAL RESULTS

•

Bristol-Myers Squibb posted first quarter 2010 net sales of $4.8 billion, an increase of 11%, or 8% excluding foreign exchange impact, compared to the same period in 2009. Health care reform had a 1% negative effect on net sales in the first quarter.

•

U.S. net sales increased 11% to $3.1 billion in the first quarter of 2010 compared to the same period in 2009. International net sales increased 11%, or 3% excluding foreign exchange impact, to $1.7 billion.

•	Gross margin as a percentage of net sales was 72.8% in the first quarter 2010 compared to 73.0% in 2009.

•	Marketing, selling and administrative expenses remained flat, or decreased 3% excluding foreign exchange impact, to $900 million in the first quarter of 2010 compared to the same period in 2009.

•	Advertising and product promotion spending decreased by 15%, or 17% excluding foreign exchange impact, to $212 million in the first quarter of 2010, compared to the same period in 2009.

•	Research and development expenses remained flat, or decreased by 1% excluding foreign exchange impact, to $910 million in the first quarter of 2010 compared to the same period in 2009.

•	The effective tax rate on earnings from continuing operations before income taxes was 24.2% in the first quarter of 2010, compared to 23.0% in the same period in 2009.

•	The Company reported first quarter GAAP net earnings from continuing operations of $743 million or $0.43 per share, compared to $649 million or $0.33 per share for the same period in 2009.

•

The Company reported first quarter non-GAAP net earnings from continuing operations of $967 million or $0.56 per share, compared to $829 million or $0.42 per share for the same period in 2009. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•

The impact of U.S. health care reform decreased first quarter EPS from continuing operations by approximately $0.03 on both a GAAP and non-GAAP basis. Further details are discussed under the “Health Care Reform Impact” section.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE

•

Bristol-Myers Squibb’s global sales growth in the first quarter was led by an increase of 16% for PLAVIX. The Company’s virology franchise, including BARACLUDE® (42%) for hepatitis B, and REYATAZ® (16%) and SUSTIVA® (15%) for HIV demonstrated consistent growth. First quarter sales of ORENCIA® and SPRYCEL grew 36% and 49% respectively compared to the same period in 2009.

•

In March, the Company and sanofi-aventis announced revisions to the U.S. prescribing information for PLAVIX, which include a boxed warning. The boxed warning concerns the diminished effectiveness of PLAVIX in patients who have a genetic variation leading to reduced formation of the active metabolite. The percentage of poor metabolizers is estimated to be approximately 3% of the population, based on published studies.

•

In March, the Company and sanofi-aventis announced that the European Commission approved the dual antiplatelet combination tablet DUOPLAVIN®/DUOCOVER® (clopidogrel 75 mg and acetylsalicylic acid 100 mg or 75 mg) for the prevention of atherothrombotic events in adult patients already taking both clopidogrel and acetylsalicylic acid.

•	In February, the belatacept Marketing Authorization Application (MAA) for the treatment of prophylaxis of organ rejection in kidney transplant patients was validated by the European Medicines Agency.

•

In March, the U.S. Food and Drug Administration’s Cardiovascular and Renal Drugs Advisory Committee voted 13 to 5 to recommend approval of belatacept, a selective co-stimulation blocker, for the prophylaxis of acute rejection in de novo kidney transplant patients. The Prescription Drug User Fee Act (PDUFA) date—the date by which a decision from the U.S. Food and Drug Administration (FDA) is expected—for belatacept is May 1, 2010.

•

In March, the Company and AstraZeneca announced that the FDA has accepted for review a New Drug Application (NDA) for an investigational fixed dose combination of ONGLYZA™ and metformin HCL extended-release tablets as a once-daily treatment for Type 2 diabetes mellitus in adults. The PDUFA date for the combination therapy is October 29, 2010.

•

In March, the Company and AstraZeneca announced the commencement of the “Saxagliptin Assessment of Vascular Outcomes Recorded in Patients with Diabetes Mellitus” trial (SAVOR-TIMI 53), a multicenter, randomized, double-blind, placebo-controlled Phase IV study to evaluate treatment with ONGLYZA in adult Type 2 diabetes patients with cardiovascular risk factors. The five-year study will follow approximately 12,000 patients with Type 2 diabetes who have either a history of previous cardiovascular events or multiple risk factors for vascular disease, and includes patients with renal impairment.

•

In March, the apixaban MAA for the prevention of venous thromboembolic (VTE) events in adult patients who have undergone elective hip or knee replacement was validated by the European Medicines Agency.

•

In January, the European Commission approved ORENCIA in combination with methotrexate for the treatment of moderate to severe active polyarticular juvenile idiopathic arthritis in pediatric patients six years of age and older who have had an insufficient response to other disease-modifying anti-rheumatic drugs, including at least one TNF inhibitor.

•

In April, week 12 data from a Phase IIa study of BMS-790052, an NS5A inhibitor under investigation for the treatment of Hepatitis C virus (HCV), were presented at the European Association for the Study of the Liver (EASL). The data showed that once-daily dosing of the NS5A inhibitor plus peginterferon-alpha-2a and ribavirin produces high rates of extended rapid virologic response in treatment-naive HCV-genotype 1 subjects, compared to peginterferon-alpha-2a and ribavirin alone. The rate of adverse events was comparable across BMS-790052 dosing arms and placebo.

BUSINESS DEVELOPMENT UPDATE

On March 3, Bristol-Myers Squibb and Allergan, Inc. announced a global agreement for the development and commercialization of AGN-209323, a Phase II-ready, orally administered small molecule in clinical development for neuropathic pain.

HEALTH CARE REFORM IMPACT

The impact of U.S. health care reform decreased first quarter EPS from continuing operations by $0.03 on both a GAAP and non-GAAP basis. Higher rebates to Medicaid and Medicaid managed care organizations had a negative impact of $0.02 per share. There was also a one-time $0.01 per share charge due to the elimination of the tax deductibility of a portion of Company’s retiree health care costs.

The Company expects additional negative financial impact in 2010 as other parts of the new health care law are implemented, including discounts to certain critical access hospitals, cancer hospitals and other covered entities as required by the expansion of the 340B Drug Pricing Program. In addition, beginning in 2011, the Company will provide a 50% discount on its brand-name drugs to patients who fall within the Medicare Part D coverage gap, also referred to as the “Donut Hole,” and the Company will pay a non-deductible annual fee to the federal government based on an allocation of its market share of branded prior year sales to certain government programs including Medicare, Medicaid, Department of Veterans Affairs, Department of Defense and TriCare.

A positive impact on net sales from the expected increase in the number of people with health care coverage could potentially occur in the future, but not until 2014 at the earliest.

2010 FINANCIAL GUIDANCE

In January, the Company announced 2010 GAAP EPS guidance range of $1.94 to $2.04 and 2010 non-GAAP EPS guidance range of $2.15 to $2.25 that explicitly excluded the impact of U.S. health care reform. The Company now estimates the negative impact of health care reform on both a GAAP EPS and non-GAAP EPS basis to be approximately $0.12 and is updating its 2010 non-GAAP EPS guidance range by $0.05 to $2.10 to $2.20 as the impact of health care reform is expected to be partially offset by the strength of the underlying business and mitigating actions taken by the Company. The Company is also updating its 2010 GAAP EPS guidance range to $1.84 to $1.94 to reflect higher manufacturing rationalization costs and a licensing transaction, in addition to health care reform impact.

Key 2010 guidance assumptions include: mid-single-digit revenue growth; full-year gross margin being consistent with last year; advertising and promotion expense decrease in the high-single-digit range; marketing sales and administrative expenses remaining flat; research and development expense growth in the mid- to high-single-digit range; and an effective tax rate of between 23% and 24%. The financial guidance for 2010 excludes the impact of any potential future strategic transactions and specified items that have not yet been identified and quantified.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings from continuing operations and related earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative; gains or losses from the purchase or sale of businesses and product lines; discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval, which are immediately expensed; in-process research and development charges prior to 2009; impairments to investments; special initiative funding to the Bristol-Myers Squibb Foundation; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. These items are also not included in the company’s operating segment results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, implementation guidance related to the new U.S. health care reform law, governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy and Productivity Transformation Initiative, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering, developing and delivering innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com.

There will be a conference call on April 29, 2010, at 10:30 a.m. EDT during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing 913-312-1425, confirmation code 2479915. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tracy Furey, 609-252-3208, Communications, or Jennifer Fron Mauer, 609-252-6579, Communications; Teri Loxam, 609-252-3368, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO® , AVALIDE®, PLAVIX®, DUOPLAVIN® and DUOCOVER® are trademarks of sanofi-aventis.

ERBITUX® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three months ended March 31, 2010 compared to the three months ended March 31, 2009. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2010	2009	% Change	2010	2009	% Change	% Change in U.S. Total Prescriptions vs. 2009
Three Months Ended March 31,

BioPharmaceuticals
Cardiovascular
Plavix	$1,666	$1,435	16%	$1,531	$1,296	18%	2%
Avapro/Avalide	314	302	4%	186	173	8%	(14)%
Virology
Reyataz	373	322	16%	186	176	6%	7%
Sustiva Franchise (total revenue)	335	292	15%	214	190	13%	10%
Baraclude	216	152	42%	42	36	17%	12%
Oncology
Erbitux	166	164	1%	163	162	1%	N/A
Sprycel	131	88	49%	38	30	27%	7%
Ixempra	29	24	21%	25	22	14%	N/A
Affective (Psychiatric) Disorders
Abilify	617	589	5%	470	481	(2)%	9%
Immunoscience
Orencia	169	124	36%	126	99	27%	N/A
Metabolics
Onglyza	10	—	N/A	6	—	N/A	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Unaudited, amounts in millions except per share data)

	Three Months Ended March 31,
	2010	2009
EARNINGS

Net Sales	$4,807	$4,322

Cost of products sold	1,306	1,165
Marketing, selling and administrative	900	901
Advertising and product promotion	212	248
Research and development	910	908
Provision for restructuring, net	11	19
Litigation expense, net	—	104
Equity in net income of affiliates	(97)	(146)
Other (income)/expense, net	113	(72)

Total Expenses, net	3,355	3,127

Earnings Before Income Taxes	1,452	1,195
Provision for income taxes	351	275

Net Earnings from Continuing Operations	1,101	920

Net Earnings from Discontinued Operations	—	1

Net Earnings	1,101	921
Net Earnings Attributable to Noncontrolling Interest	358	283

Net Earnings Attributable to BMS	$743	$638

Amounts Attributable to BMS
Income from Continuing Operations	$743	$649
Income from Discontinued Operations	—	(11)

Net Income	$743	$638

Earnings per Common Share from Continuing Operations
Attributable to BMS:
Basic	$0.43	$0.33
Diluted	$0.43	$0.33

Earnings per Common Share Attributable to BMS:
Basic	$0.43	$0.32
Diluted	$0.43	$0.32

Average Common Shares Outstanding:
Basic	1,715	1,978
Diluted	1,725	1,981

Interest expense	$33	$52
Interest income	(15)	(13)
Impairment of manufacturing operations	200	—
Foreign exchange transaction gains	(16)	(13)
Gain on sale of product lines, businesses and assets	(10)	(44)
Net royalty and other alliance income	(50)	(35)
Other, net	(29)	(19)

Other (income)/ expense, net	$113	$(72)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Unaudited, dollars in millions)

Three months ended March 31, 2010

Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Other (income)/ expense	Total
Restructuring Activity:

Downsizing and streamlining of worldwide operations	$—	$—	$—	$11	$—	$11
Impairment of manufacturing operations	—	—	—	—	200	200
Accelerated depreciation, asset impairment and other shutdown costs	31	—	—	—	—	31
Process standardization implementation costs	—	13	—	—	—	13

Total Restructuring	31	13	—	11	200	255

Other:
Upfront licensing and milestone payments	—	—	55	—	—	55

Total	$31	$13	$55	$11	$200	310

Income taxes on items above						(86)

Decrease to Net Earnings from Continuing Operations						$224

Three months ended March 31, 2009

Dollars in Millions	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Litigation expense	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$15	$—	$—	$15
Accelerated depreciation, asset impairment and other shutdown costs	26	—	—	4	—	—	30
Process standardization implementation costs	—	20	—	—	—	—	20
Gain on sale of product lines, businesses and assets	—	—	—	—	—	(44)	(44)

Total Restructuring	26	20	—	19	—	(44)	21
Other:
Litigation charges	—	—	—	—	104	—	104
Upfront licensing and milestone payments	—	—	145	—	—	—	145
Product liability	8	—	—	—	—	(5)	3

Total	$34	$20	$145	$19	$104	$(49)	273

Income taxes on items above							(93)

Decrease to Net Earnings from Continuing Operations							$180

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Unaudited, amounts in millions except per share data)

	GAAP	Q1 2010 Specified Items*	Non GAAP	GAAP	Q1 2009 Specified Items*	Non GAAP

Net Sales	$4,807	—	$4,807	$4,322	—	$4,322
Cost of Products Sold	1,306	(31)	1,275	1,165	(34)	1,131

Gross Profit	3,501	31	3,532	3,157	34	3,191
Gross Profit as a % of Sales	72.8%	0.7%	73.5%	73.0%	0.8%	73.8%

Marketing Selling and Administration	900	(13)	887	901	(20)	881
Advertising and Product Promotion	212	—	212	248	—	248

Total SGA	1,112	(13)	1,099	1,149	(20)	1,129
SG&A as a % of Sales	23.1%	(0.2)%	22.9%	26.6%	(0.5)%	26.1%

R&D	910	(55)	855	908	(145)	763
R&D as a % of Sales	18.9%	(1.1)%	17.8%	21.0%	(3.3)%	17.7%

Operating Margin	1,479	99	1,578	1,100	199	1,299
Operating Margin as % of Sales	30.8%	2.0%	32.8%	25.5%	4.6%	30.1%

Provision for restructuring, net	11	(11)	—	19	(19)	—
Litigation expense, net	—	—	—	104	(104)	—
Equity in net income of affiliates	(97)	—	(97)	(146)	—	(146)
Other (income)/expense, net	113	(200)	(87)	(72)	49	(23)

Earnings from Continuing Operations Before Income Taxes	$1,452	310	$1,762	$1,195	273	$1,468

Provision for income taxes	351	86	437	275	93	368

Net Earnings – Continuing Operations	$1,101	224	$1,325	$920	180	$1,100
Net Earnings – Continuing Operations Attributable to Noncontrolling Interest	358		358	271		271

Net Earnings – Continuing Operations Attributable to BMS	$743	224	$967	$649	180	$829
Contingently convertible debt interest expense and dividends attributable to unvested shares	(3)		(3)	(4)		(4)

Net Earnings used for Diluted EPS Calc – Continuing Operations-Attributable BMS	$740	224	$964	$645	180	$825

Avg Shares (Diluted)	1,725		1,725	1,981		1,981

Diluted EPS – Continuing Operations Attributable to BMS	$0.43	0.13	$0.56	$0.33	0.09	$0.42

Net Earnings from Continuing Operations Attributable to BMS as a % of sales	15.5%	4.6%	20.1. %	15.0%	4.2%	19.2%

Effective Tax Rate	24.2%	0.6%	24.8%	23.0%	2.1%	25.1%

*	Please refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET DEBT CALCULATION

AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

(Unaudited, dollars in millions)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$5,135	$7,683
Marketable securities-current	1,641	831
Marketable securities-long term	2,997	1,369
Short-term borrowings	(208)	(231)
Long-term debt	(6,081)	(6,130)

Net cash	$3,484	$3,522